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Exhibit 8.1

September 15, 2021

Innovium, Inc.

6001 America Center Drive, Suite 200

San Jose, CA 95002

Re:	Registration Statement on Form S-4 of Marvell Technology, Inc.

Ladies and Gentlemen:

We have acted as counsel for Innovium, Inc., a Delaware corporation (“Innovium”), in connection with the transactions described in the Registration Statement on Form S-4 of Marvell Technology, Inc. (“Marvell”) (the “Registration Statement”).

In rendering this opinion letter, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness as of the Effective Time, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement and Plan of Merger and Reorganization among, Marvell, Ibiza Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Marvell, Innovium, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the initial Stockholder Representative dated as of August 2, 2021 (the “Agreement”), and such other documents as we have deemed, necessary or appropriate as a basis for the opinions set forth below. Unless otherwise defined in this letter, all capitalized terms used herein shall have the meaning ascribed to such term in the Agreement. In addition, we have relied upon the accuracy and completeness, as of the date hereof, of certain statements, representations, covenants and agreements made by Marvell, on its behalf and on behalf of Sub, and by Innovium in representation letters dated September 15, 2021.

Our opinion assumes and is expressly conditioned on, among other things, the accuracy and completeness of the facts, information, representations, covenants and agreements sets forth in the documents referred to above. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted that the transactions related to the Merger or contemplated by the Agreement have been, are, or will be consummated in accordance with the Agreement and as described in the Registration Statement and that none of the terms and conditions contained herein have been, are, or will be waived or modified in any respect prior to the Effective Time, except to the extent expressly stated in this opinion letter.

In rendering this opinion letter, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. Such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which any of our opinion are based on any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement or in the Agreement could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service, or, if challenged, by a court.

Based solely upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that, under currently applicable United States federal income tax law, the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code.

September 15, 2021

This opinion is being furnished only to Innovium in connection with the transactions described in the Registration Statement and solely for its benefit in connection therewith and may not be used or relied upon by any other person or entity, other than the shareholders of Innovium, and may not be circulated, quoted, or otherwise referenced for any other purpose whatsoever without our express written consent. The opinion we express herein is limited solely to matters governed by the federal income tax laws of the United States. Our opinion is provided solely to Innovium as a legal opinion and not as a guaranty or warranty and is limited to the specific transactions, documents, and matters described above. No opinion may be implied or inferred beyond that which is expressly stated in this opinion letter. Our opinion is expressed as of the date hereof and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue, inaccurate or incomplete, in which case, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinions provided herein.

We hereby consent to (i) the inclusion of this opinion as an exhibit to the Registration Statement, (ii) references to our opinion in the Registration Statement, and (iii) the inclusion of our name under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Goodwin Procter LLP

Goodwin Procter LLP

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